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                                      -164-

Exhibit 12.1

                                   RATIO OF EARNINGS TO FIXED CHARGES

                                        Years ended December 31,
                               -----------------------------------------
                               2001     2000     1999     1998     1997
                               -----    -----    -----    -----    -----
                                     (In million EUR, except ratios)
Dutch Accounting Principles

Earnings:
Income before taxes            3,243    2,839    2,181    1,634    1,287
Add: fixed charges               862      796      759      738      744
                               -----    -----    -----    -----    -----
                               4,105    3,635    2,940    2,372    2,031

Fixed charges:
   Interest                      862      796      759      738      744

Ratio:                           4.8      4.6      3.9      3.2      2.7

US GAAP

Earnings:
   Income before taxes         1,199    3,254    1,950    1,928    1,826
   Add: fixed charges            862      796      759      738      743
                               -----    -----    -----    -----    -----
                               2,061    4,050    2,709    2,666    2,569

Fixed charges:
   Interest                      862      796      759      738      743

Ratio:                           2.4      5.1      3.6      3.6      3.5